Exhibit 99.1

Investor Contact:

Power-One, Inc.

Kevin Trosian

Vice President, Finance & Investor Relations

(805) 987-8741

Media Contact:

Edelman for Power-One

Jon Murchinson

Jon.Murchinson@edelman.com

Phone: 415-486-3274

POWER-ONE ANNOUNCES RECORD FOURTH QUARTER AND

FISCAL YEAR 2010 RESULTS

•      Revenue exceeds $1 billion in 2010

•      Quarterly revenue grows 157% year-over-year to $366 million

•      Operating income reaches $265 million in 2010

•      2010 diluted EPS of $0.96 includes $0.14 charge from SynQor litigation

Camarillo, CA, February 3, 2011 — Power-One, Inc. (NASDAQ: PWER), a leading provider of renewable energy and energy-efficient power conversion and power management solutions, today announced financial results for the fourth quarter and fiscal year 2010.  For the quarter ended January 2, 2011, Power-One posted net sales of $366 million, an increase of 157% from the fourth quarter 2009.  Net income attributable to common stockholders for the fourth quarter was $54 million, or $0.35 per diluted share, compared to $5 million, or $0.05 per share for the same period last year.  Net income was negatively impacted by a $22 million charge as a result of the SynQor litigation, which lowered diluted EPS by $0.14.

For the full year, Power-One achieved net sales of $1.05 billion, an increase of 143% compared to 2009.  Net income attributable to common stockholders was $144 million, or $0.96 per diluted share, compared to a loss of $65 million, or a $0.74 loss per share for the prior year.

“We gained market share and achieved record sales and net income in 2010, as both Renewable Energy Solutions and Power Solutions posted positive operating income in the fourth quarter,” said Richard Thompson, Chief Executive Officer of Power-One. “With our focus on technology-leading products and customer service, Power-One is positioned for continued revenue and profitability growth in 2011.”

Renewable Energy Solutions

Renewable Energy Solutions posted a revenue increase of 285% versus last year as it continued to grow at a faster pace than the photovoltaic (PV) inverter market.  In the quarter, Power-One introduced its U.S. inverter product line and opened its manufacturing and research and design center in Phoenix, Arizona.

Inverter and related product sales reached a record $263 million in revenue for the fourth quarter 2010. Renewable Energy Solutions contributed nearly 72% of the company’s revenue, versus 48% in the fourth quarter of 2009. In the quarter, Power-One shipped 932 MW of inverters, bringing its 2010 total to 2.6 GW.

Power Solutions

Power Solutions increased sales by 39% year-over-year, with revenue of $103 million in the fourth quarter 2010 versus $74 million in the same period of 2009.  During the fourth quarter, Power Solutions introduced products that exceed Climate Savers Computing Initiative platinum targets, providing its customers with greater efficiency and higher power density. At the same time, Power-One recorded a number of design wins with its platinum-level products.

Business Outlook

For the first quarter of 2011, Power-One forecasts revenue of $260 million to $290 million, indicating 80% growth at the midpoint of the forecast versus the prior year period. First quarter revenue is expected to be impacted by seasonality, heightened by inclement weather in Europe and a reduction in feed-in-tariffs across multiple markets, as well as excess inverter inventory in the channel. Based on current market demand and expectations of further feed-in-tariff reductions, coupled with expected contributions from the US and China, primarily in the second half of the year, Power-One anticipates generating revenue between $1.1 billion and $1.3 billion for the full year 2011.

Earnings Conference Call

Power-One will discuss its 2010 fourth quarter results today beginning at 2:00 p.m. Pacific Time.  The call will be available both via the telephone at (877) 390-5535 or (631) 291-4579, conference ID # 35367972, or over the Internet through the Power-One’s investor relations Web site at http://investor.power-one.com.   To listen to the call, please log-in at least 10 minutes early to register, download, and install any necessary audio software.  For those who cannot listen to the live broadcast, the webcast will be available on the investor relations section of the Power-One’s web site at http://investor.power-one.com throughout the current quarter.

About Power-One

Power-One designs and manufactures energy-efficient power conversion and power management solutions for alternative/renewable energy, routers, data storage and servers, wireless communications, optical networking, semiconductor test equipment, industrial markets and custom applications. Power-One, with headquarters in Camarillo, California, has global sales offices, manufacturing, and R&D operations in Asia, Europe, and the Americas. Power-One is a public company listed on NASDAQ under the ticker symbol PWER.  For more information about the Company, please visit www.Power-One.com.

Safe Harbor Statement

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and may include statements regarding anticipated future productivity. It is important to note that future performance and actual results could differ materially from those discussed in or underlying such forward-looking statements as a result of risks and uncertainties that cannot be predicted or quantified and that are beyond the Company’s control. Important factors that could cause actual results to differ materially include, but are not limited to: economic conditions in general and business conditions in the power supplies and renewable energy markets; foreign exchange rates; the Company’s ability to improve its operational and supply chain efficiencies; competitive factors such as pricing and technology; the timing and results achieved in completing product manufacturing transitions to Company facilities in China or other low-cost locations;  the threat of a prolonged economic slowdown or a lengthy or severe recession; continued volatility of the financial markets, including fluctuations in interest rates and trading prices of the Company’s equity securities; the results of pending legal proceedings; the Company’s ability to secure market share in higher margin, high-growth markets; the market growth of product sectors targeted by the Company as sectors of focus; and the Company’s ability to increase working capital.  Additional information concerning factors that could cause actual results to differ materially from expectations expressed in this press release are described in the Company’s reports filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 from time to time, which are also available through the Company’s Website at
www.power-one.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Power-One undertakes no obligation to publicly update or revise any forward-looking statement.

POWER-ONE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

(UNAUDITED)

	Three Months Ended		Twelve Months Ended
	January 2,	January 3,	January 2,	January 3,
	2011	2010	2011	2010

RENEWABLE ENERGY SALES	$262,680	$68,154	$715,402	$128,594
POWER SALES	103,488	74,280	331,737	302,978
TOTAL SALES	366,168	142,434	1,047,139	431,572
COST OF GOODS SOLD	217,290	101,336	644,017	335,279
GROSS PROFIT	148,878	41,098	403,122	96,293

GENERAL AND ADMINISTRATIVE
Selling, general and administrative	22,152	16,702	74,631	57,662
Research and development	10,496	8,408	36,401	30,314
Litigation Charges	22,128	—	22,128	—
Amortization of intangibles	440	394	1,533	1,553
Restructuring costs and asset impairment	—	2,367	3,852	8,035
Goodwill impairment	—	—	—	56,999
Total expenses	55,216	27,871	138,545	154,563

INCOME (LOSS) FROM OPERATIONS	93,662	13,227	264,577	(58,270)

INTEREST AND OTHER INCOME (EXPENSE):
Interest income	285	19	361	240
Interest expense	(1,421)	(2,231)	(6,705)	(8,744)
Other income (expense), net	(891)	823	(7,981)	9,807
Total interest and other income (expense)	(2,027)	(1,389)	(14,325)	1,303

INCOME (LOSS) BEFORE INCOME TAXES	91,635	11,838	250,252	(56,967)

PROVISION FOR INCOME TAXES	37,578	5,762	103,615	6,866
EQUITY IN EARNINGS FROM JOINT VENTURE	317	189	1,219	568
NET INCOME (LOSS)	$54,374	$6,265	$147,856	$(63,265)

PREFERRED STOCK DIVIDEND AND ACCRETION	862	848	3,427	2,198

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$53,512	$5,417	$144,429	$(65,463)

BASIC INCOME (LOSS) PER SHARE	$0.44	$0.06	$1.30	$(0.74)
DILUTED INCOME (LOSS) PER SHARE	$0.35	$0.05	$0.96	$(0.74)

BASIC WEIGHTED AVERAGE SHARES OUTSTANDING	104,113	88,201	95,731	88,054
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	141,793	158,260	141,910	88,054

POWER-ONE, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(UNAUDITED)

	January 2,	January 3,
	2011	2010

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$227,907	$89,553
Accounts receivable:
Trade (net of allowance)	262,546	119,783
Other	7,980	2,763
Inventories	152,286	73,173
Prepaid expenses and other current assets	21,671	10,612

Total current assets	672,390	295,884

PROPERTY AND EQUIPMENT, net	63,325	48,906
INTANGIBLE ASSETS, net	18,802	18,602
OTHER ASSETS	7,295	7,943

TOTAL ASSETS	$761,812	$371,335

LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Bank credit facilities and notes payable	$—	$504
Accounts payable	213,096	89,074
Restructuring reserve	549	6,866
Long-term debt, current portion	103	1,269
Income Tax Payable	103,739	11,955
Other accrued expenses and current liabilities	67,339	26,125

Total current liabilities	384,826	135,793

LONG-TERM DEBT, less current portion	35,911	78,146
OTHER LONG-TERM LIABILITIES	39,445	16,281

REDEEMABLE CONVERTIBLE PREFERRED STOCK	19,597	18,533

STOCKHOLDERS’ EQUITY:
Common stock	104	88
Additional paid-in capital	629,687	620,261
Accumulated other comprehensive income	41,420	39,267
Accumulated deficit	(389,178)	(537,034)

Total stockholders’ equity	282,033	122,582

TOTAL LIABILITIES, PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	$761,812	$371,335